Exhibit 99.1

News Release For more information, please contact: Investors: Debbie Hancock 208-202-7259 investors@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Reports Third Quarter Fiscal 2025 Results; Reaffirms Fiscal Year 2025 Outlook
Third Quarter Fiscal 2025 Highlights
•GAAP Results as Compared to Third Quarter Fiscal 2024:
◦Net sales increased 4% to $1,521 million
◦Income from operations increased 11% to $249 million
◦Net income was essentially flat at $146 million
◦Diluted EPS increased $0.02 to $1.03
•Non-GAAP Results as Compared to Third Quarter Fiscal 2024:
◦Adjusted Income from Operations(1) increased $1 million to $263 million
◦Adjusted Net Income(1) declined 11% to $157 million
◦Adjusted Diluted EPS(1) declined 8% to $1.10
◦Adjusted EBITDA(1) increased 6% to $364 million
•Returned $151 million to shareholders: paid $51 million in cash dividends to common shareholders and repurchased $100 million of common stock
•Retained AlixPartners to assist in evaluating near- and long-term value creation and cost savings opportunities
Reaffirm Fiscal 2025 Outlook
•Net sales of $6.35 billion to $6.45 billion
•Adjusted EBITDA(1) target of $1.17 billion to $1.21 billion
•Adjusted Net Income(1) target of $440 million to $460 million and Adjusted Diluted EPS(1) target of $3.05 to $3.20
EAGLE, ID (April 3, 2025) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the third quarter of fiscal 2025 and reaffirmed its full year financial targets for fiscal 2025.
“As a result of the actions we took in early fiscal 2025 to drive operational and cost efficiencies, we closed the quarter with sequentially improved volume trends and profitability metrics that were in line with our previously updated fiscal 2025 outlook,” said Mike Smith, Lamb Weston’s president and CEO. “Thanks to our team’s fiscal discipline and focused execution, we continue to deliver the cost savings identified in the Restructuring Plan announced in October 2024. That said, we expect headwinds from soft restaurant traffic to persist, and we continue to see opportunities to further streamline costs while investing strategically to support customers.”
Smith added, “We remain on track to achieve our goal of reducing capital spending by $250 million this year compared with the prior fiscal year. In addition, we expect to deliver a further $200 million in capital spending reductions in fiscal 2026 as we complete our growth-related investments, leading to $450 million in total reductions compared to fiscal 2024. Lamb Weston remains a leader in innovation, product quality, customer relationships and operations and we will continue to build on this strong foundation to better serve global markets as we focus on delivering enhanced shareholder value.”

Engagement of AlixPartners

Lamb Weston has engaged AlixPartners, a leading global business advisory firm, to assist the Company in evaluating opportunities for near- and long-term value creation and cost savings. The Company is working with urgency and plans to provide updates on this initiative as its work with AlixPartners progresses.
Summary of Third Quarter FY 2025 Results
($ in millions, except per share)

	Q3 2025	Year-Over-Year Growth Rates	YTD FY 2025	Year-Over-Year Growth Rates
Net sales	$1,520.5	4%	$4,775.5	(2)%
Income from operations	$248.7	11%	$479.3	(44)%
Net income	$146.0	—%	$237.3	(60)%
Diluted EPS	$1.03	2%	$1.66	(59)%

Adjusted Income from Operations(1)	$263.2	—%	$628.7	(30)%
Adjusted Net Income(1)	$156.6	(11)%	$355.8	(43)%
Adjusted Diluted EPS(1)	$1.10	(8)%	$2.48	(42)%
Adjusted EBITDA(1)	$363.8	6%	$935.6	(17)%
Q3 2025 Commentary
Q3 Results of Operations
Net sales increased $62.2 million, to $1,520.5 million, up 4 percent versus the prior year quarter. Volume increased 9 percent compared to the prior year quarter as the Company fully replaced the combined regional, small, and retail customer volume lost in the prior year during its transition to a new ERP system(2). The Company also had recent customer contract wins across each of its channels and geographic regions, net of volume losses, which were partially offset by soft global restaurant traffic trends. Price/mix declined 5 percent, reflecting the impact of planned investments in price to compete in the increasingly competitive environment in both the North America and International segments.
Gross profit increased $18.8 million versus the prior year quarter to $422.5 million, and included $2.8 million ($2.2 million after-tax, or $0.02 per share) of unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts and $0.7 million of charges ($0.5 million after-tax, or zero per share) related to the Company’s Restructuring Plan(2) . The prior year quarter included $23.3 million ($17.3 million after-tax, or $0.12 per share) of unrealized losses related to mark-to-market adjustments associated with commodity hedging contracts.
Adjusted Gross Profit(1) declined $6.6 million versus the prior year quarter to $420.4 million due primarily to unfavorable price/mix, higher transportation and warehousing costs primarily driven by higher warehouse inventories, and $16.2 million of higher depreciation expense largely associated with the Company’s recent capacity expansions in the Netherlands and the U.S. The decline in Adjusted Gross Profit(1) was partially offset by higher sales volumes and lower manufacturing costs per pound, which included lapping $53.5 million of pre-tax charges in the prior year, including an estimated $33 million of costs associated with the ERP transition(2) and $20.5 million for the write-off of excess raw potatoes(2), and a current year reduction in North America raw potato prices.

Selling, general and administrative expenses (“SG&A”) declined $15.6 million versus the prior year quarter to $164.2 million, and included $3.1 million ($2.4 million after-tax, or $0.02 per share) of unrealized gains related to mark-to-market adjustments associated with currency hedging contracts, $7.0 million ($5.0 million after-tax, or $0.04 per share) of foreign currency exchange losses, a gain of $0.6 million ($0.4 million after-tax, or zero per share) related to blue chip swap transactions in Argentina(2), and $3.7 million ($2.9 million after-tax, $0.02 per share) of expenses related to ongoing shareholder activism matters. The prior year quarter included $4.0 million ($3.0 million after-tax, or $0.02 per share) of unrealized losses related to mark-to-market adjustments associated with currency hedging contracts, $16.4 million ($12.4 million after-tax, or $0.08 per share) of foreign currency exchange losses, a gain of $7.4 million ($5.6 million after-tax, or $0.04 per share) related to blue chip swap transactions in Argentina(2), and $2.4 million ($1.8 million after-tax, or $0.01 per share) of integration and acquisition-related expenses associated with the completion of the Company’s acquisition of the remaining interest in Lamb-Weston/Meijer v.o.f. (“LW EMEA”), its former joint venture in Europe.
Adjusted SG&A(1) declined $7.2 million versus the prior year quarter to $157.2 million, primarily related to lapping higher expenses associated with the ERP transition(2) in the prior year quarter and cost savings associated with the Restructuring Plan(2) and other management initiatives to reduce costs, partially offset by the timing of compensation and benefit accruals.
Net income declined $0.1 million from the prior year quarter to $146.0 million. Net income included a total net loss of $10.6 million ($14.5 million before tax, or $0.07 per share) and $28.9 million ($38.7 million before tax, or $0.19 per share) in the third quarter of fiscal 2025 and 2024, respectively, resulting from unrealized mark-to-market derivative gains and losses, foreign currency exchange losses, gains on blue chip swap transactions in Argentina(2), and items impacting comparability.
Adjusted Net Income(1) declined $18.4 million versus the prior year quarter to $156.6 million, and Adjusted Diluted EPS(1) declined $0.10 from the prior year quarter to $1.10. The declines in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflect lower Adjusted Gross Profit(1) due to the factors described above, a higher effective tax rate and increased interest expense primarily due to higher total debt, partially offset by lower Adjusted SG&A(1). Adjusted Net Income(1) for the third quarter of fiscal 2024 included an approximately $72 million negative impact from the ERP transition(2).
Adjusted EBITDA(1) increased $20.2 million from the prior year quarter to $363.8 million, primarily due to higher net sales and lower Adjusted SG&A(1), which were partially offset by lower Adjusted Gross Profit(1). Adjusted EBITDA(1) in the prior year quarter included an approximately $95 million negative impact from the ERP transition(2) and a $25.0 million charge(2) for the write-off of excess raw potatoes, of which $4.5 million was recorded in equity method investment earnings.
The Company’s effective tax rate(3) in the third quarter of 2025 was 28.3 percent, versus 22.8 percent in the third quarter of fiscal 2024, with the increase largely attributable to foreign losses without tax benefits and a higher proportion of overall earnings in the Company’s International segment.
Q3 2025 Segment Highlights
North America Summary
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, increased $38.8 million to $986.3 million, up 4 percent versus the prior year quarter. Volume increased 8 percent compared to the prior year quarter as the Company fully replaced the combined volume of regional, small, and retail customers lost in the prior year during its transition to a new ERP system(2). The Company also had recent customer contract wins across each of its channels, net of volume losses primarily in the quick service channel, which were partially offset by soft restaurant traffic trends. Price/mix declined 4 percent due to planned investments in price and trade, which was only partially offset by favorable channel and product mix. The favorable mix was attributable to fully replacing the combined volume of regional, small, and retail customers that was harder to fill in the prior year quarter due to the ERP transition(2).
North America Segment Adjusted EBITDA increased $14.8 million to $300.7 million. The increase was driven by higher sales volumes and lower manufacturing costs per pound, which included lapping the impact of the ERP transition(2) and a pre-tax charge of $22.7 million for the write-off of excess raw potatoes(2), and lower raw potato prices in the current year. The benefits of these items were partially offset by planned investments in price and trade. The prior year quarter included an approximately $83 million negative impact from the ERP transition(2), related to lower order fulfillment rates and incremental costs and expenses.

International Summary
Net sales for the International segment, which includes all sales to customers outside of North America, increased $23.4 million to $534.2 million, up 5 percent versus the prior year quarter. Despite soft restaurant traffic, volume increased 12 percent, led primarily by chain customer contract wins in key international markets and, to a lesser extent, lapping unfilled orders due to the prior year ERP transition(2). These volume increases were partially offset by the carryover effect of the Company’s decision in the prior year to exit certain lower-priced and lower-margin business in Europe to strategically manage customer and product mix. Price/mix declined 7 percent related to pricing actions in key international markets in response to the competitive environment along with unfavorable changes in foreign currency.
International Segment Adjusted EBITDA declined $8.5 million to $93.2 million, including approximately $5 million of losses in the prior year related to lower order fulfillment rates associated with the ERP transition(2) and a $2.3 million allocated charge(2) for the write-off of excess raw potatoes. Unfavorable price/mix was partially offset by increased sales volume and lower manufacturing costs per pound.
Equity Method Investment Earnings
Equity method investment earnings from unconsolidated joint ventures were $2.1 million and $1.0 million for the third quarter of fiscal 2025 and 2024, respectively. Equity method investment earnings in the prior year quarter included a $4.5 million charge(2) for the write-off of excess raw potatoes. The results for the current and prior year quarters reflect earnings associated with the Company's 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated potato processing joint venture in Minnesota.
Cash Flows, Capital Expenditures and Liquidity
While net income for the first three quarters of fiscal 2025 decreased $358.5 million compared with the prior year, net cash provided by operating activities increased $3.8 million to $485.3 million primarily due to favorable changes in working capital, mostly attributable to a greater build of inventory in the third quarter of fiscal 2024 related to the ERP transition(2).
Capital expenditures, net of proceeds from blue chip swap transactions, during the first three quarters of fiscal 2025 were $563.1 million, down $250.7 million versus the prior year period, as the Company nears completion of its growth-related investments. The projects in China and the U.S. were completed during the second and fourth quarters of fiscal 2024, respectively. The project in the Netherlands was completed during the second quarter of fiscal 2025, while the project in Argentina is on track to be completed by mid-calendar year 2025.
As of February 23, 2025, the Company had $67.5 million of cash and cash equivalents, with $1,052.5 million of available liquidity under its revolving credit facility.
Capital Returned to Shareholders
In the third quarter of fiscal 2025, the Company returned $151.4 million to shareholders through cash dividends and share repurchases. This includes $51.4 million to shareholders through cash dividends. In addition, the Company repurchased $100.0 million of its common stock under the Company’s share repurchase program during the quarter, with 1,559,369 shares repurchased at an average price of $64.13 per share. In the first three quarters of fiscal 2025, the Company returned a total of $336.7 million to shareholders. This includes $154.7 million to shareholders through cash dividends and $182.0 million through repurchases of common stock, with an aggregate of 2,972,221 shares repurchased at an average price of $61.23 per share.
During the third quarter of fiscal 2025, the Company’s Board of Directors increased the authorization under the Company’s share repurchase program by $250 million to an aggregate amount of $750 million. The program has no expiration date. The Company has approximately $458 million remaining that is authorized and available for repurchase under the share repurchase program.
In addition, the Board of Directors declared a quarterly dividend of $0.37 per share of Lamb Weston common stock. The dividend is payable on May 30, 2025 to stockholders of record as of the close of business on May 2, 2025.

Fiscal 2025 Outlook
The Company reaffirms its financial targets for fiscal 2025 as follows:
•Net sales target range of $6.35 billion to $6.45 billion.
•Adjusted EBITDA(1) target range of $1.17 billion to $1.21 billion.
•Adjusted Net Income(1) target range of $440 million to $460 million and Adjusted Diluted EPS(1) of $3.05 to $3.20.
The Company now expects Adjusted SG&A(1) to be in the range of $665 million to $675 million, down from $680 million to $690 million.
The Company’s other financial targets are as follows:
•Depreciation and amortization expense of approximately $375 million;
•An effective tax rate(3) (full year) estimate of approximately 28 percent, excluding the impact of comparability items; and
•Cash used for capital expenditures, excluding acquisitions, if any, of approximately $750 million. Depending on the timing of cash paid, the Company’s cash investments for the Argentina expansion may result in 2025 spending below $750 million and push into fiscal 2026.
Given the uncertainty in the political economic environment, the Company’s guidance does not reflect any impact from potential import tariffs by the U.S. government and potential retaliatory actions taken by other countries.
End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)See footnotes (1) - (5) to the Consolidated Statements of Earnings for further discussion.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its third quarter fiscal 2025 results at 10:00 a.m. ET on April 3, 2025. Participants in the U.S. and Canada may access the conference call by dialing 888-394-8218 and participants outside the U.S. and Canada should dial +1-323-994-2093. The conference ID is 5810021. The conference call also may be accessed live on the internet. Participants can register for the event at: https://investors.lambweston.com/events-and-presentations.
A rebroadcast of the conference call will be available beginning on Thursday, April 3, 2025, after 2:00 p.m. ET at https://investors.lambweston.com/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For 75 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Restructuring Expense, Adjusted Income from Operations, Adjusted Income Tax Expense, Adjusted Equity Method Investment Earnings, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, restructuring expense, income from operations, income tax expense, equity method investment earnings, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange rates and unrealized derivative activities and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company’s financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company’s underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as costs and other charges relating to the Restructuring Plan; strategic developments, integration and acquisition costs and related fair value adjustments; impacts of unrealized mark-to-market derivative gains and losses; impacts of foreign currency exchange gains and losses; other non-recurring items such as shareholder activism expenses; and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and the Company also is not providing a reconciliation of forward-looking non-GAAP Adjusted Net Income, Adjusted Diluted EPS, Adjusted SG&A, and Adjusted EBITDA to GAAP net income, diluted earnings per share, or SG&A.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “will,” “continue,” “plan,” “reduce,” “drive,” “focus,” “evaluate,” “estimate,” “outlook,” “target,” “deliver,” “build,” “streamline,” “invest,” “support,” “remain,” “achieve,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits from those plans and strategies, including with respect to the Restructuring Plan and other cost-saving or efficiency initiatives; capital expenditures and investments; conditions in the Company’s operating environment and industry; and prevailing economic conditions in the Company’s markets. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and the Company’s international markets, and an uncertain general economic environment, including tariffs, inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for its products; the availability and prices of raw materials and other commodities; operational challenges; the Company’s ability to successfully implement the Restructuring Plan, or other cost-saving or efficiency initiatives, including achieving the benefits of those activities and possible changes in the size and timing of related charges; shareholder activism, including costs and expenses incurred to address activism matters and distraction of management from business operations; difficulties, disruptions or delays in implementing new technology or systems; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions in the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses, including LW EMEA; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 23, 2025	February 25, 2024	February 23, 2025	February 25, 2024
Net sales	$1,520.5	$1,458.3	$4,775.5	$4,855.7
Cost of sales (1) (2) (5)	1,098.0	1,054.6	3,719.2	3,476.9
Gross profit	422.5	403.7	1,056.3	1,378.8
Selling, general and administrative expenses (3) (5)	164.2	179.8	492.8	526.0
Restructuring expense (1)	9.6	—	84.2	—
Income from operations	248.7	223.9	479.3	852.8
Interest expense, net	47.3	35.7	135.8	95.5
Income before income taxes and equity method earnings	201.4	188.2	343.5	757.3
Income tax expense	57.5	43.1	121.7	179.3
Equity method investment earnings (1) (5)	2.1	1.0	15.5	17.8
Net income (1) (4) (5)	$146.0	$146.1	$237.3	$595.8
Earnings per share:
Basic	$1.03	$1.01	$1.66	$4.11
Diluted	$1.03	$1.01	$1.66	$4.09
Dividends declared per common share	$0.37	$0.36	$1.09	$0.92
Weighted average common shares outstanding:
Basic	141.9	144.5	142.8	145.0
Diluted	142.4	145.3	143.2	145.8
_______________________________________________
(1)Net income reflects the following items related to the Restructuring Plan:
a.Total pre-tax charges totaling $10.3 million ($7.7 million after-tax, or $0.05 per share) for the thirteen weeks ended February 23, 2025, of which $5.7 million is cash and $4.6 million is non-cash and $169.4 million ($131.3 million after-tax, or $0.91 per share) for the thirty-nine weeks ended February 23, 2025, of which $120.2 million is cash and $49.2 million is non-cash;
b.Cost of sales included a $0.7 million ($0.5 million after-tax, or zero per share) charge for the thirteen weeks ended February 23, 2025 and $76.2 million ($57.9 million after-tax, or $0.40 per share) for the thirty-nine weeks ended February 23, 2025 for contracted raw potatoes that will not be used due to production line curtailments, as well as other inventory write-offs;
c.Restructuring expense included a $9.6 million ($7.2 million after-tax, or $0.05 per share) charge for the thirteen weeks ended February 23, 2025 and a $84.2 million ($66.5 million after-tax, $0.46 per share) charge for the thirty-nine weeks ended February 23, 2025 related to accelerating depreciation of a manufacturing facility closed in connection with the Restructuring Plan and other asset retirements, and employee severance and benefits-related headcount reductions; and
d.Equity method investment earnings included $9.0 million ($6.9 million after-tax, or $0.05 per share) for the thirty-nine weeks ended February 23, 2025 related to Restructuring Plan expenses for potato contract terminations and other inventory write-offs.
(2)Cost of sales for the thirteen and thirty-nine weeks ended February 23, 2025 included $2.8 million ($2.2 million after-tax, or $0.02 per share) and $15.5 million ($11.6 million after-tax, or $0.08 per share) of unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts, respectively.
The thirteen and thirty-nine weeks ended February 25, 2024 included $23.3 million of unrealized losses ($17.3 million after-tax, $0.12 per share) and $3.8 million of unrealized gains ($2.9 million after-tax, or $0.02 per share) related to mark-to-market adjustments associated with commodity hedging contracts, respectively. Also the thirty-nine weeks ended February 25, 2024 included $20.7 million ($15.4 million after-tax, or $0.11 per share) of costs related to the step-up and sale of inventory following completion of the Company’s acquisition of the remaining interest in LW EMEA.
(3)Selling, general and administrative expenses (SG&A) include the following items:
a.Blue chip swap transaction gains of $0.6 million ($0.4 million after-tax, or zero per share) and $20.5 million ($19.7 million after-tax, $0.14 per share) for the thirteen and thirty-nine weeks ended February 23, 2025, respectively. The prior year period included gains of $7.4 million ($5.6 million after-tax, or $0.04 per share) and $14.5 million ($10.9 million after-tax, or $0.08 per share) for the thirteen and thirty-nine weeks ended February 25, 2024, respectively. The Company enters into blue chip swap transactions to transfer U.S. dollars into Argentina primarily related to funding its previously announced capacity expansion project in Argentina. The blue chip swap rate can diverge significantly from Argentina’s official rate;
b.Unrealized gains related to mark-to-market adjustments associated with currency hedging contracts of $3.1 million ($2.4 million after-tax, or $0.02 per share) and $3.7 million of unrealized losses ($2.7 million after-tax, or $0.02 per share) for the thirteen and thirty-nine weeks ended February 23, 2025, respectively. The prior year period included $4.0 million of unrealized losses ($3.0 million after-tax, or $0.02 per share) and $5.4 million of unrealized losses ($4.0 million after-tax, or $0.03 per share) for the thirteen and thirty-nine weeks ended February 25, 2024, respectively;
c.Foreign currency exchange losses of $7.0 million ($5.0 million after-tax, or $0.04 per share) and $17.2 million ($12.6 million after-tax, or $0.09 per share) for the thirteen and thirty-nine weeks ended February 23, 2025, respectively. The thirteen and thirty-nine weeks ended February 25, 2024 included losses of $16.4 million ($12.4 million after-tax, or $0.08 per share) and $21.8 million ($16.4 million after-tax, or $0.11 per share), respectively;
d.Advisory fees related to shareholder activism matters of $3.7 million ($2.9 million after-tax, or $0.02 per share) and $4.1 million ($3.2 million after-tax, $0.02 per share) for the thirteen and thirty-nine weeks ended February 23, 2025, respectively; and
e.Integration and acquisition-related expenses of $2.4 million ($1.8 million after-tax, or $0.01 per share) and $11.2 million ($8.4 million after-tax, or $0.05 per share) for the thirteen and thirty-nine weeks ended February 25, 2024, respectively.
(4)The thirteen weeks ended February 23, 2025 included an approximately $9 million ($7 million after-tax, or $0.05 per share) benefit related to a previously announced voluntary product withdrawal initiated in the fourth quarter of fiscal 2024. This includes an approximately $6 million benefit ($5 million after-tax, or $0.03 per share) in net sales and an approximately $3 million benefit ($2 million after-tax, or $0.02 per share) in cost of sales. The thirty-nine weeks ended February 23, 2025 include an approximately $31 million charge ($23 million after-tax, or $0.16 per share), related to a previously announced voluntary product withdrawal initiated in the fourth quarter of fiscal 2024. This includes an approximately $9 million loss ($7 million after-tax, or $0.05 per share) in net sales and an approximately $22 million charge ($17 million after-tax, or $0.12 per share) in cost of sales. The total charge was allocated to the reporting segments as follows: $19 million to North America and $12 million to International.
(5)Net income for the thirteen and thirty-nine weeks ended February 25, 2024 reflects the following items:
a.Cost of sales included a $25.0 million charge ($19.0 million after-tax, or $0.13 per share) and a $95.9 million charge ($72.9 million after-tax, or $0.50 per share) for the write-off of excess raw potatoes in North America for both the thirteen and thirty-nine weeks ended February 25, 2024, respectively. For the thirteen weeks ended February 25, 2024, the Company recorded a $20.5 million charge ($15.6 million after-tax, or $0.11 per share) in cost of sales, and a $4.5 million charge ($3.4 million after-tax, or $0.02 per share) in equity method investment earnings. The total charge to the reporting segments was as follows: $22.7 million to the North America segment and $2.3 million to the International segment. For the thirty-nine weeks ended February 25, 2024, the Company recorded a $85.1 million charge ($64.7 million after-tax, or $0.44 per share) in cost of sales, and a $10.8 million charge ($8.2 million after-tax, or $0.06 per share) in equity method investment earnings. The total charge to the reporting segments was as follows: $86.0 million to the North America segment and $9.9 million to the International segment; and
b.The Company’s results were negatively impacted by the ERP transition, which it estimates impacted net sales by approximately $135 million, with $123 million and $12 million in the North America and International segments, respectively. The Company estimates net income was impacted by approximately $95 million ($72 million after taxes), including approximately $55 million ($42 million after taxes) related to lower order fulfillment rates and approximately $40 million ($30 million after taxes) of incremental costs and expenses, of which, approximately $7 million ($5 million after taxes) was recorded as a reduction in gross sales, and included accrued fees and charges for delayed or unfilled customer orders; approximately $26 million ($20 million after taxes) was recorded in cost of sales, and included reduced fixed cost coverage and inefficiencies resulting from planned downtime at the processing facilities, as well as additional freight charges; and approximately $7 million ($5 million after taxes) was recorded in selling, general and administrative expenses, and largely included consulting expenses to restore order fulfillment rates. The Company estimates that approximately $83 million impacted the North America segment, approximately $5 million impacted the International segment, and approximately $7 million impacted unallocated corporate costs.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	February 23, 2025	May 26, 2024
ASSETS
Current assets:
Cash and cash equivalents	$67.5	$71.4
Receivables, net of allowances of $0.9 million and $0.9 million	716.6	743.6
Inventories	1,249.3	1,138.6
Prepaid expenses and other current assets	161.7	136.4
Total current assets	2,195.1	2,090.0
Property, plant and equipment, net	3,585.2	3,582.8
Operating lease assets	114.0	133.0
Goodwill	1,027.0	1,059.9
Intangible assets, net	99.4	104.9
Other assets	402.1	396.4
Total assets	$7,422.8	$7,367.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$485.2	$326.3
Current portion of long-term debt and financing obligations	79.3	56.4
Accounts payable	664.6	833.8
Accrued liabilities	391.9	407.6
Total current liabilities	1,621.0	1,624.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,680.6	3,440.7
Deferred income taxes	242.5	256.2
Other noncurrent liabilities	245.1	258.2
Total long-term liabilities	4,168.2	3,955.1
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 151,357,708 and 150,735,397 shares issued	151.4	150.7
Treasury stock, at cost, 10,243,152 and 7,068,741 common shares	(736.3)	(540.9)
Additional distributed capital	(488.2)	(508.9)
Retained earnings	2,781.1	2,699.8
Accumulated other comprehensive loss	(74.4)	(12.9)
Total stockholders’ equity	1,633.6	1,787.8
Total liabilities and stockholders’ equity	$7,422.8	$7,367.0

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Thirty-Nine Weeks Ended
	February 23, 2025	February 25, 2024
Cash flows from operating activities
Net income	$237.3	$595.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	313.2	220.0
Stock-settled, stock-based compensation expense	31.0	34.4
Equity method investment (earnings) loss, net of distributions	10.1	(4.8)
Deferred income taxes	(3.1)	1.3
Blue chip swap transaction gains	(20.5)	(14.5)
Other	5.5	11.5
Changes in operating assets and liabilities:
Receivables	18.1	(8.6)
Inventories	(120.6)	(275.0)
Income taxes payable/receivable, net	(0.2)	36.3
Prepaid expenses and other current assets	(17.9)	(5.9)
Accounts payable	45.4	(25.6)
Accrued liabilities	(13.0)	(83.4)
Net cash provided by operating activities	$485.3	$481.5
Cash flows from investing activities
Additions to property, plant and equipment	(550.4)	(763.4)
Additions to other long-term assets	(33.2)	(64.9)
Acquisition of business, net of cash acquired	—	(11.2)
Proceeds from blue chip swap transactions, net of purchases	20.5	14.5
Other	4.1	0.2
Net cash used for investing activities	$(559.0)	$(824.8)
Cash flows from financing activities
Proceeds from short-term borrowings	1,286.9	843.1
Repayments of short-term borrowings	(1,124.7)	(464.0)
Proceeds from issuance of debt	525.3	50.1
Repayments of debt and financing obligations	(255.5)	(42.0)
Dividends paid	(154.7)	(122.0)
Repurchase of common stock and common stock withheld to cover taxes	(193.8)	(165.1)
Other	(14.1)	—
Net cash provided by financing activities	$69.4	$100.1
Effect of exchange rate changes on cash and cash equivalents	0.4	0.7
Net decrease in cash and cash equivalents	(3.9)	(242.5)
Cash and cash equivalents, beginning of period	$71.4	$304.8
Cash and cash equivalents, end of period	$67.5	$62.3

Lamb Weston Holdings, Inc.
Segment Information
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
	February 23, 2025	February 25, 2024	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$986.3	$947.5	4%	(4%)	8%
International	534.2	510.8	5%	(7%)	12%
	$1,520.5	$1,458.3	4%	(5%)	9%

Segment Adjusted EBITDA (1)
North America	$300.7	$285.9	5%
International	93.2	101.7	(8%)

	Thirty-Nine Weeks Ended
	February 23, 2025	February 25, 2024	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$3,162.1	$3,250.0	(3%)	(2%)	(1%)
International	1,613.4	1,605.7	—%	—%	—%
	$4,775.5	$4,855.7	(2%)	(2%)	—%

Segment Adjusted EBITDA (1)(2)
North America	$843.5	$986.6	(15%)
International	191.1	291.5	(34%)
______________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs including restructuring-related expenses, foreign currency exchange gains and losses, unrealized mark-to-market derivative gains and losses, and items discussed in footnotes (1) - (3) to the Consolidated Statements of Earnings.
(2)The thirty-nine weeks ended February 23, 2025 include an approximately $31 million pre-tax charge related to the voluntary product withdrawal. See footnote (4) to the Consolidated Statements of Earnings for more information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended February 23, 2025	Gross Profit	SG&A	Restructuring expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income	Diluted EPS
As reported	$422.5	$164.2	$9.6	$248.7	$47.3	$57.5	$2.1	$146.0	$1.03
Unrealized derivative gains (2)	(2.8)	3.1	—	(5.9)	—	(1.3)	—	(4.6)	(0.04)
Foreign currency exchange losses (2)	—	(7.0)	—	7.0	—	2.0	—	5.0	0.04
Blue chip swap transaction gains (2)	—	0.6	—	(0.6)	—	(0.2)	—	(0.4)	—
Items impacting comparability (2):
Restructuring Plan expenses	0.7	—	(9.6)	10.3	—	2.6	—	7.7	0.05
Shareholder activism expense (4)	—	(3.7)	—	3.7	—	0.8	—	2.9	0.02
Total adjustments	(2.1)	(7.0)	(9.6)	14.5	—	3.9	—	10.6	0.07
Adjusted (3)	$420.4	$157.2	$—	$263.2	$47.3	$61.4	$2.1	$156.6	$1.10

Thirteen Weeks Ended February 25, 2024
As reported	$403.7	$179.8	$—	$223.9	$35.7	$43.1	$1.0	$146.1	$1.01
Unrealized derivative losses (2)	23.3	(4.0)	—	27.3	—	7.0	—	20.3	0.14
Foreign currency exchange losses (2)	—	(16.4)	—	16.4	—	4.0	—	12.4	0.08
Blue chip swap transaction gains (2)	—	7.4	—	(7.4)	—	(1.8)	—	(5.6)	(0.04)
Item impacting comparability (2):
Integration and acquisition-related items, net	—	(2.4)	—	2.4	—	0.6	—	1.8	0.01
Total adjustments	23.3	(15.4)	—	38.7	—	9.8	—	28.9	0.19
Adjusted (3)	$427.0	$164.4	$—	$262.6	$35.7	$52.9	$1.0	$175.0	$1.20

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirty-Nine Weeks Ended February 23, 2025	Gross Profit	SG&A	Restructuring expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income	Diluted EPS
As reported	$1,056.3	$492.8	$84.2	$479.3	$135.8	$121.7	$15.5	$237.3	$1.66
Unrealized derivative gains and losses (2)	(15.5)	(3.7)	—	(11.8)	—	(2.9)	—	(8.9)	(0.06)
Foreign currency exchange losses (2)	—	(17.2)	—	17.2	—	4.6	—	12.6	0.09
Blue chip swap transaction gains (2)	—	20.5	—	(20.5)	—	(0.8)	—	(19.7)	(0.14)
Items impacting comparability (2):
Restructuring Plan expenses	76.2	—	(84.2)	160.4	—	38.1	9.0	131.3	0.91
Shareholder activism expense (4)	—	(4.1)	—	4.1	—	0.9	—	3.2	0.02
Total adjustments	60.7	(4.5)	(84.2)	149.4	—	39.9	9.0	118.5	0.82
Adjusted (3)	$1,117.0	$488.3	$—	$628.7	$135.8	$161.6	$24.5	$355.8	$2.48

Thirty-Nine Weeks Ended February 25, 2024
As reported	$1,378.8	$526.0	$—	$852.8	$95.5	$179.3	$17.8	$595.8	$4.09
Unrealized derivative gains and losses (2)	(3.8)	(5.4)	—	1.6	—	0.5	—	1.1	0.01
Foreign currency exchange losses (2)	—	(21.8)	—	21.8	—	5.4	—	16.4	0.11
Blue chip swap transaction gains (2)	—	14.5	—	(14.5)	—	(3.6)	—	(10.9)	(0.08)
Items impacting comparability (2):
Inventory step-up from acquisition	20.7	—	—	20.7	—	5.3	—	15.4	0.11
Integration and acquisition-related items, net	—	(11.2)	—	11.2	—	2.8	—	8.4	0.05
Total adjustments	16.9	(23.9)	—	40.8	—	10.4	—	30.4	0.20
Adjusted (3)	$1,395.7	$502.1	$—	$893.6	$95.5	$189.7	$17.8	$626.2	$4.29
______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (1) - (3) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.
(4)Represents advisory fees related to shareholder activism matters.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company is presenting Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, foreign currency exchange and unrealized mark-to-market derivative gains and losses, and certain items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 23, 2025	February 25, 2024	February 23, 2025	February 25, 2024
Net income (1)	$146.0	$146.1	$237.3	$595.8
Interest expense, net	47.3	35.7	135.8	95.5
Income tax expense	57.5	43.1	121.7	179.3
Income from operations including equity method investment earnings (2)	250.8	224.9	494.8	870.6
Depreciation and amortization (3)	98.5	80.0	282.4	222.0
Unrealized derivative (gains) losses (1)	(5.9)	27.3	(11.8)	1.6
Foreign currency exchange losses (1)	7.0	16.4	17.2	21.8
Blue chip swap transaction gains (1)	(0.6)	(7.4)	(20.5)	(14.5)
Items impacting comparability (1):
Restructuring Plan expenses (4)	10.3	—	169.4	—
Shareholder activism expense (5)	3.7	—	4.1	—
Inventory step-up from acquisition	—	—	—	20.7
Integration and acquisition-related items, net	—	2.4	—	11.2
Adjusted EBITDA (6)	$363.8	$343.6	$935.6	$1,133.4

Segment Adjusted EBITDA
North America	$300.7	$285.9	$843.5	$986.6
International	93.2	101.7	191.1	291.5
Unallocated corporate costs (7)	(30.1)	(44.0)	(99.0)	(144.7)
Adjusted EBITDA	$363.8	$343.6	$935.6	$1,133.4
_______________________________________________
(1)See footnotes (1) - (5) to the Consolidated Statements of Earnings for more information.
(2)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. See Note 12, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2024, filed with the Securities and Exchange Commission (“SEC”) on July 24, 2024, for more information.
(3)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.0 million and $2.1 million for the thirteen weeks ended February 23, 2025 and February 25, 2024, respectively; and $6.1 million and $6.4 million for the thirty-nine weeks ended February 23, 2025 and February 25, 2024, respectively. Depreciation expense does not include $4.5 million and $33.4 million for the thirteen and thirty-nine weeks ended February 23, 2025 of accelerated depreciation related to the closure of the Company’s manufacturing facility in Connell, Washington.
(4)On October 1, 2024, the Company announced the Restructuring Plan. For more information about the Restructuring Plan, see Note 4, Restructuring Plan, of the Condensed Notes to Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 23, 2025, to be filed with the SEC.
(5)Represents advisory fees related to shareholder activism matters.
(6)See “Non-GAAP Financial Measures” in this press release for additional information.
(7)Results for the Company’s two operating segments reflect corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and other support services, which include, but are not limited to, costs associated with the Company's administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments. In the table above, unallocated corporate costs exclude unrealized derivative gains and losses, foreign currency exchange gains and losses, blue chip swap transaction gains, and items impacting comparability. These items are added to net income as part of the reconciliation of net income to Adjusted EBITDA.